EXHIBIT 99.1

IZEA Closes on $12.9 Million in Warrant Conversions
81.5% Participation By Warrant Holders

Orlando, Florida (August 17, 2015) - IZEA, Inc. (OTCQB: IZEA), operator of the premiere online marketplace that connects brands with influential content creators, today announced that holders owning 81.5% of its outstanding warrants issued in 2013 and 2014 have exercised those warrants for cash, with net proceeds to the company of $12.9 million.

Members of IZEA’s Board of Directors holding warrants exercised 100% of their holdings for a total of $2.8 million in proceeds. Institutional investors including Special Situations Funds, Privet Fund, Goldman Partners, Diker Management and Potomac Capital Partners have also exercised 100% of their warrant holdings.

“We are thrilled by the overwhelming support and participation of our institutional investors, individual shareholders and IZEA Directors,” said Ted Murphy, Chairman and Chief Executive Officer. “This transaction is a reflection of the ongoing operational execution of Team IZEA and a direct result of the effort and passion put forth by our team members each day.”

IZEA offered a one-time opportunity to its current warrant holders to allow IZEA to raise additional capital without further diluting its current investors. From July 20, 2015 until 11:59 p.m., Eastern time, on August 14, 2015, the Company offered a 25% discount on the warrant exercise prices to investors holding warrants issued in its August - September 2013 private placement and a 26% discount on the warrant exercise prices to investors holding warrants issued in its February 2014 private placement. The terms of the warrant conversions were negotiated with the institutional investors.

Warrants for a total of 43,830,802 shares of common stock of IZEA were converted into common stock for total net proceeds of $12,861,057. The exercise prices of any warrants not exercised during the warrant conversion offer period have reverted back to their original exercise prices. Warrants for a total of 10,461,863 shares of IZEA common stock remain outstanding, representing $4,783,573 of additional proceeds to the company upon any future conversion. As of August 17, 2015 a total of 104,002,308 shares of IZEA common stock are outstanding.

In exchange for the reduction in the warrant exercise price, the investors owning a majority of the 2014 warrants agreed to amend the 2014 warrants to remove the price-based anti-dilution adjustment provisions contained in those warrants. The removal of these provisions from the 2014 warrants was intended to eliminate the negative accounting impact of the non-cash derivative liability on IZEA’s GAAP financial statements related to those warrants. In addition, the removal of the anti-dilution adjustment will reduce IZEA’s accounting fees and have a positive impact on its stockholders’ equity.

“The conversion of these warrants represents a transformational event for IZEA,” said Murphy. “It eliminates the vast majority of the warrant overhang, removes the liability treatment of warrants and significantly bolsters IZEA’s balance sheet. We are excited by our future prospects and grateful for our supportive shareholder base.”

IZEA has filed a preliminary application with NASDAQ to pursue an up-listing to the NASDAQ Capital Market in order to provide IZEA with better market visibility and increased liquidity for its stockholders. While no up-listing is guaranteed, nor has any indication of acceptance been received from NASDAQ, IZEA believes it now meets the fundamental requirements for a NASDAQ up-listing under the equity standard, barring the minimum share price of $4.00. IZEA intends to effect a reverse stock split in the near future in order to meet that standard.

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the possible up-listing of the Company’s common stock. These forward-looking statements are based largely on IZEA’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, delays or obstacles in integrating IZEA’s recent acquisition of Ebyline, Inc. and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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IZEA Investor Relations:

Budd Zuckerman
Genesis Select
303.415.0200
bzuckerman@genesisselect.com

IZEA Media Relations:

Brent Diggins
Allison & Partners
(480) 516-2035
brent@allisonpr.com